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                                                                 Exhibit (d)(3)

                                                                 EXECUTION COPY

                         MUTUAL NON-DISCLOSURE AGREEMENT

         This Agreement, made as of this 27th day of September, 1999 (the "Effective Date") by and between Ben & Jerry's Homemade, Inc., a Vermont corporation headquartered at 30 Community Drive, South Burlington, Vermont 05403 ("Ben & Jerry's") and Conopco, Inc., with an address at 390 Park Avenue, New York, NY 10022 (collectively, the "Company"), sets forth the terms and conditions of the confidential disclosure of certain information between the parties. The party from time to time disclosing Confidential Information, as herein defined, shall be referred to as the "Discloser" with respect to such Confidential Information and the party from time to time receiving such Confidential Information shall be referred to as the "Recipient" with respect to such Confidential Information. The terms "Ben & Jerry's Confidential Information" and the "Company's Confidential Information" shall refer to the Confidential Information disclosed by Ben & Jerry's and the Company as Disclosers, respectively.

         In consideration of the premises set forth below and other valuable consideration, the receipt of which in hereby acknowledged by each party, Ben & Jerry's and the Company agree as follows:

         1. "Confidential Information" shall mean all information disclosed to Recipient by Discloser or its agents or employees in any manner, whether orally, visually or in tangible form (including, without limitation, documents, devices and computer readable media) and all copies thereof, whether created by Discloser or Recipient. Tangible materials that disclose or embody Confidential Information shall be marked, to the extent practicable, by Discloser as "Confidential," "Proprietary" or the substantial equivalent thereof.

         2. Except as expressly permitted herein, Recipient shall not disclose Confidential Information and shall prevent the disclosure of such information by Recipient or its affiliates and their respective employees, directors, counsel, advisors, agents and independent contractors (all of which collectively "Representatives") by using the same degree of care to keep confidential the Confidential Information as it uses to keep confidential its own confidential information. In addition, except as permitted herein, Recipient shall not disclose the fact that the parties are exchanging Confidential Information and having discussions. In connection therewith, it is agreed that no public release or disclosure of any

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contemplated transaction shall be made except by a mutually agreed disclosure except that each party may make such disclosure if advised by its outside securities counsel in writing that such disclosure is required; PROVIDED, HOWEVER, that in such event such party will notify the other party that it intends, as a preliminary matter, to take such action and the outside securities counsel of such party shall first discuss the mater with the outside securities counsel of the other party before any definitive decision is made on the disclosure.

         3. Recipients shall use Confidential Information solely for the purpose (the "Permitted Purpose") specified at the end of this Agreement.

         4. Recipient shall disclose Confidential Information only to those of its Representatives who have a need to know such information for the Permitted Purpose.

         5. Confidential Information shall not include any information that:

         (a) was in Recipient's or its Representative's possession prior to disclosure by Discloser hereunder;

         (b) was generally known, in the trade or business in which it is practiced by Recipient or its Representatives at the time of disclosure to Recipient or its Representatives hereunder, or becomes so generally known after such disclosure, through no act of Recipient or its employees, agents or independent contractors in violation of this Agreement;

         (c) has come into the possession of Recipient or its Representatives from a third party who is not, to Recipient's knowledge, under any obligation to Discloser to maintain the confidentiality of such information;

         (d) was developed by Recipient or its Representatives independently of and without reference to Confidential Information.

         If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

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         6. Recipient agrees not to reproduce or copy by any means Confidential
Information, except as reasonably required to accomplish such Recipient's Permitted Purpose. Upon written demand by Discloser at any time, Recipient shall return promptly to Discloser or destroy, at Recipient's option, all tangible materials that disclose or embody Confidential Information except that Recipient's counsel may, upon written notice to Disclosure's counsel, retain a single copy of Confidential Information in its records solely for use in dispute resolution or as otherwise required by law. Recipient shall not remove any proprietary rights legend from, and shall, upon Discloser's reasonable written request, add an appropriate proprietary legend to, materials disclosing or embodying Confidential Information.

         7. In the event that Recipient is ordered to disclose Discloser's Confidential Information pursuant to a judicial or governmental request, requirement or order, Recipient shall promptly notify Discloser and take reasonable steps at Discloser's expense to assist Discloser in contesting such request, requirement or order or otherwise protecting Discloser's rights.

         8. Discloser understands that Recipient is an ice cream manufacturer and engaged in distribution (and with arrangements with distributors or subdistributors) and that planned activities in all such areas that are independently developed, pursued or acquired by the Recipient may contain ideas and concepts similar or identical to those contained in Discloser's Confidential Information. Discloser agrees that entering into this Agreement shall not preclude Recipient from developing, pursuing or acquiring projects similar to Discloser's, without obligation to Discloser, provided Recipient does not breach its obligations to Discloser under this Agreement or use the Confidential Information to develop or pursue such projects. The parties agree that unless and until a definitive written agreement between the Company and Ben & Jerry's has been executed and delivered relating to a specific transaction (which agreement contains customary conditions, representations, warranties and covenants for an agreement of that kind), neither party shall be under any obligation whatsoever with respect to such a transaction by virtue of this or any written or oral communication with respect to such a transaction by it or any of its respective Representatives.

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         9. The rights and obligations herein shall bind the parties and their successors and assigns. This Agreement expresses the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes al prior oral or written agreements, commitments and understandings pertaining to the subject matter hereof. Any modifications of or changes in this Agreement shall be in writing and signed by both parties. This Agreement shall remain in full force and effect for two years. Any causes of action accrued on or before the expiration of such period shall survive the expiration of the applicable statute of limitations.

         10. This Agreement and any controversies, disputes or claims arising out of or relating to the subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of New York and the parties agree to submit any and all such controversies, disputes, or claims to the exclusive jurisdiction of the federal courts located in New York, New York.

                               PERMITTED PURPOSES

A. The "Permitted Purpose" with respect to Confidential Information disclosed to the Company shall be, to evaluate whether or not to enter into an agreement with Ben & Jerry's relating to a joint venture, other cooperative venture or the like between Ben & Jerry's and the Company.

B. The "Permitted Purpose" with respect to Confidential Information disclosed to Ben & Jerry's shall be: to evaluate whether or not to enter into an agreement with the Company relating to a joint venture, other cooperative venture or the like between Ben & Jerry's and the Company.

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         IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its authorized officer.

CONOPCO, INC.,                      BEN & JERRY'S HOMEMADE, INC.,

By: /S/MART LAIUS                   By: /S/ PERRY D. ODAK
   ---------------------------         -----------------------------------

Title: VICE PRESIDENT               Title: Chief Executive Officer

Date: September 27, 1999            Date: September 27, 1999